                                                                       EXHIBIT 2






                           STOCK PURCHASE AGREEMENT


                                 By and Among


                        AMERITRUCK DISTRIBUTION CORP.,
                                   the Buyer


                                      and


                                MONFORT, INC.,

                                      and

                           CONAGRA POULTRY COMPANY,
                                  the Sellers


                          Dated as of April 28, 1997

                               Table of Contents
                               ----- -- --------

       Section                                                              Page
       -------                                                              ----

1.     PURCHASE AND SALE OF STOCK..........................................   1

       1.1.   Purchase and Sale............................................   1
       1.2.   Delivery of Purchase Price...................................   1
       1.3.   Future Contingent Consideration..............................   2

2.     CLOSING.............................................................   2

       2.1.   Time and Place...............................................   2
       2.2.   Transactions at Closing......................................   2

3.     PURCHASE PRICE ADJUSTMENT...........................................   3

4.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS.......................   4

       4.1.   Organization of the Seller; Authority........................   4
       4.2.   Rights to Sell Outstanding Shares, Approvals; Binding Effect.   4
       4.3.   Subsidiaries.................................................   4
       4.4.   Capitalization...............................................   5
       4.5.   Title to Stock, Liens, Etc...................................   5
       4.6.   Non-Contravention............................................   5
       4.7.   Governmental Consents; Transferability of Licenses, Etc......   5
       4.8.   Financial Statements.........................................   5
       4.9.   Absence of Certain Changes...................................   6
       4.10.  Litigation, Etc..............................................   7
       4.11.  Conformity to Law............................................   7
       4.12.  Title to Property, Real Property Leases, Etc.................   7
       4.13.  Real Property; Safety, Zoning and Environmental Matters......   8
       4.14.  Insurance....................................................   8
       4.15.  Contracts....................................................   8
       4.16.  Employment of Officers, Employees............................   9
       4.17.  Employee Benefit Plans.......................................   9
       4.18.  Labor Relations..............................................  11
       4.19.  Potential Conflicts of Interest..............................  12
       4.20.  Trademarks, Patents, Etc.....................................  12
       4.21.  Supplies and Customers.......................................  12
       4.22.  Accounts Receivable..........................................  13
       4.23.  No Undisclosed Liabilities...................................  13

                                     -ii-

       4.24.  Conduct of Business..........................................  13
       4.25.  Tax Matters..................................................  13
       4.26.  Indebtedness.................................................  14
       4.27.  Bank Accounts, Signing Authority, Powers of Attorney.........  14
       4.28.  Inventory....................................................  14
       4.29.  Minute Books.................................................  14
       4.30.  Broker.......................................................  15
       4.31.  Disclosure...................................................  15

5.     REPRESENTATIONS AND WARRANTIES OF THE BUYER.........................  15

       5.1.   Organization of Buyer; Authority.............................  15
       5.2.   Corporate Approval; Binding Effect...........................  15
       5.3.   Non-Contravention............................................  15
       5.4.   Governmental Consents........................................  16
       5.5.   Broker.......................................................  16

6.     CONDUCT OF BUSINESS BY THE COMPANIES PENDING CLOSING................  16

       6.1.   Full Access..................................................  16
       6.2.   Carry on in Regular Course...................................  16
       6.3.   No General Increases.........................................  16
       6.4.   No Dividends, Issuances, Repurchases, Etc....................  17
       6.5.   Contracts and Commitments....................................  17
       6.6.   Purchase and Sale of Capital Assets..........................  17
       6.7.   Insurance....................................................  17
       6.8.   Preservation of Organization.................................  17
       6.9.   No Default...................................................  17
       6.10.  Compliance with Laws.........................................  17
       6.11.  Advice of Change.............................................  17
       6.12.  No Shopping..................................................  17
       6.13.  Consent of Third Parties.....................................  18
       6.14.  Satisfaction of Conditions Precedent.........................  18

7.     CONDITION PRECEDENT TO BUYER'S OBLIGATION...........................  18

       7.1.   Representations and Warranties True at Closing...............  18
       7.2.   Compliance with Agreement....................................  18
       7.3.   No Material Change...........................................  18
       7.4.   Seller's Certificate.........................................  18
       7.5.   Opinion of Counsel...........................................  19
       7.6.   Required Approvals...........................................  19
       7.7.   No Litigation................................................  19
       7.8.   Resignations of Directors and Officers.......................  19
       7.9.   Financing....................................................  19

      7.10.   Buyer's Due Diligence........................................   19
      7.11.   Consents of Third Parties....................................   20
      7.12.   Proceedings and Documents Satisfactory.......................   20

8.    CONDITIONS PRECEDENT TO THE SELLERS' OBLIGATIONS.....................   20

      8.1.    Representations and Warranties True at Closing...............   20
      8.2.    Compliance with Agreement....................................   20
      8.3.    Closing Certificate..........................................   20
      8.4.    Opinion of Counsel...........................................   20
      8.5.    Required Approvals...........................................   21
      8.6.    No Litigation................................................   21
      8.7.    Consents of Third Parties....................................   21
      8.8.    Proceedings and Documents Satisfactory.......................   21

9.    CONFIDENTIALITY......................................................   21

10.   CERTAIN TRANSITIONAL MATTERS.........................................   22

      10.1.   Insurance Matters............................................   22
      10.2.   Trademark and Trade Name.....................................   22
      10.3.   Access to Books and Records..................................   22
      10.4.   Employee Matters.............................................   23
      10.5.   Audited Financials...........................................   25
      10.6.   Administrative Support.......................................   25

11.   INDEMNIFICATION......................................................   26

      11.1.   Indemnity by the Sellers.....................................   26
      11.2.   Indemnity by the Buyer.......................................   27
      11.3.   Time Limitations.............................................   27
      11.4.   Materiality Standards; Dollar Thresholds.....................   27
      11.5.   Claims.......................................................   28
      11.6.   Method and Manner of Paying Claims...........................   29
      11.7.   Insurance Proceeds...........................................   29
      11.8.   Net Recovery.................................................   30
      11.9.   Tax Matters..................................................   30
      11.10.  Scope of Indemnity...........................................   30

12.   DEFINITIONS..........................................................   30

13.   TERMINATION..........................................................   32

      13.1.   Termination of Agreement.....................................   32
      13.2.   Effect of Termination........................................   32

14.   GENERAL..............................................................   33

      14.1.   Survival and Materiality of Representations and Warranties...   33
      14.2.   Expenses.....................................................   33
      14.3.   Notices......................................................   34
      14.4.   Entire Agreement.............................................   35
      14.5.   Governing Law................................................   35
      14.6.   Sections and Section Headings................................   35
      14.7.   Assigns......................................................   35
      14.8.   Severability.................................................   35
      14.9.   Further Assurances...........................................   35
      14.10.  No Implied Rights or Remedies................................   35
      14.11.  Counterparts.................................................   36
      14.12.  Public Statements or Releases................................   36
      14.13.  Construction.................................................   36
      14.14.  Disclosure in Schedules......................................   36

                            STOCK PURCHASE AGREEMENT
                            ----- -------- ---------


     THIS STOCK PURCHASE AGREEMENT is dated as of the 28th day of April, 1997 by and among AmeriTruck Distribution Corp., a Delaware corporation (the "Buyer"),
                                                                      -----
and Monfort, Inc., a Delaware corporation ("Monfort"), and ConAgra Poultry
                                            -------
Company, a Delaware corporation ("ConAgra Poultry", with Monfort and ConAgra
                                  ------- -------
Poultry sometimes referred to hereinafter individually as the "Seller" and
                                                               ------
collectively as the "Sellers").
                     -------

     Monfort is the owner of all of the stock of Monfort Transportation Company, a Colorado corporation ("Monfort Transportation"), and ConAgra Poultry is the
                         ------- --------------
owner of all of the stock of Lynn Transportation Co., Inc., an Iowa corporation ("Lynn", with Monfort Transportation and Lynn sometimes referred to hereinafter
  ----
individually as the "Company" and collectively as the "Companies"); and
                     -------                           ---------

     The Sellers desire to sell the capital stock of Monfort Transportation and Lynn (the "Stock") to the Buyer and the Buyer desires to purchase the Stock from
           -----
the Sellers, upon the terms and subject to the conditions contained in this Agreement.

     In connection with the negotiation and preparation of this Agreement, the Sellers and the Buyer have prepared a set of disclosure schedules, dated the date hereof and delivered separately as one or more volumes (the "Disclosure
                                                                  ----------
Schedule", with any reference to a Schedule being to the Disclosure Schedule).
--------
Certain defined terms used in this Agreement are defined in Article 12.

     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

                                   Article 1
                                   ------- -

                           Purchase and Sale of Stock
                           -------- --- ---- -- -----

     1.1.   Purchase and Sale.  Subject to the terms and conditions set forth in
            -------- --- ----
this Agreement, the Sellers agree to sell to the Buyer, and the Buyer agrees to purchase from the Sellers, at the Closing referred to in Article 2 of this Agreement, all of the outstanding shares of Stock, in exchange for the payment of the aggregate Purchase Price as described below.

     1.2.  Delivery of Purchase Price.  At the Closing, the Buyer shall pay the
           -------- -- -------- -----
aggregate purchase price for the Stock, Fifteen Million Dollars ($15,000,000) (the "Purchase Price"), as provided herein. The Purchase Price is subject to
      -------- -----
upward or downward adjustment as provided in Article 3.

     1.3.  Future Contingent Consideration.  Buyer shall pay to Sellers, in cash
           ------ ---------- -------------
as additional consideration for the Stock, an amount equal to any refund of worker compensation insurance premiums actually received by either Company or credited to either Company's account, from policies of insurance in effect at any time prior to the Closing, to the extent said refund, if any, relates to experience and premiums paid in time periods prior to Closing (an "Insurance
                                                                   ---------
Refund").  Upon the request of the Sellers at any time before or after Closing,
------
the Buyer shall execute or cause either Company to execute such documents as the Sellers deems appropriate to effect an assignment of any Insurance Refund from either Company to the Sellers, so that the Sellers may receive such Insurance Refund directly from the applicable insurer. Each of the Sellers and the Buyer shall notify the other party of any amounts so received.

     2.  CLOSING.

     2.1.  Time and Place.  The closing of the sale and purchase of the Stock
           ---- --- -----
(the "Closing") shall be held at the offices of the Sellers' or the Buyer's
      -------
counsel as agreed to by the Sellers and the Buyer, at 10:00 a.m. on May 23, 1997, or at such other time, or at such other place, as the Buyer and the Sellers may agree. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date".
                                     ------- ----

     2.2.  Transactions at Closing.  At the Closing, in addition to any other
           ------------ -- -------
instruments or documents referred to herein:

          (a) The Sellers shall deliver to the Buyer, free and clear of any lien, claim or encumbrance, certificates representing the Stock, duly endorsed in blank or with duly executed stock powers attached.

          (b) The Buyer, Monfort and Monfort Transportation shall enter in a Transition License Agreement in the form of Exhibit A hereto (the "Transition
                                            ------- -              ----------
License Agreement").
------- ---------

          (c) The Companies, the Buyer and the Sellers will enter into a Transportation Services Agreement in the form of Exhibit B hereto (the "Services
                                                 ------- -              --------
Agreement").
---------

          (d) The Buyer and the Sellers will enter into a Disaffiliation Tax Sharing Agreement in the form of Exhibit C hereto (the "Tax Agreement").
                                 ------- -              --- ---------

          (e) The Sellers and the Companies will enter into the Real Property Leases in the form of Exhibits D-1 and D-2 hereto (the "Real Property Leases").
                      -------- ---     ---              ---- -------- ------

          (f) The Sellers and the Companies shall enter into Subleases in the form of Exhibits E-1 and E-2 hereto (the "Subleases").
        -------- ---     ---              ---------

          (g) The Sellers, Monfort Transportation and Lynn shall enter into a release in the forms of Exhibit F hereto (the "Release").
                        ------- -              -------

          (h) The Buyer shall deliver the Purchase Price to the Sellers by wire transfer to an account previously designated by the Sellers.

                                   Article 3
                                   ------- -

                           Purchase Price Adjustment
                           -------- ----- ----------

          (a) Promptly after the Closing the Sellers and the Buyer will meet to calculate the Net Working Capital (as defined below) of the Companies as of the opening of business on the Closing Date, but after giving effect to the Release. For purposes of this Article 3, "Net Working Capital" of the Companies means the
                                 --- ------- -------
outstanding accounts receivable of the Companies (less any reserve for doubtful or uncollectible accounts) less the aggregate current liabilities of the
                           ----
Companies, as reflected on the books of the Companies, excluding any current liabilities for which the Buyer is entitled to indemnification pursuant to
Section 11.1(iii)-(vii), calculated in accordance with generally accepted accounting principles applied on a basis consistent with the Balance Sheets (as defined in Section 4.8). If they are unable to agree on the Net Working Capital, then the Buyer and the Sellers shall select a nationally recognized independent accounting firm acceptable to the Buyer and the Sellers, to conduct a review and test of the combined balance sheet of the Companies as of the Closing Date. The independent accounting firm shall be required to determine, on or before the 30th day after being retained by the Sellers and the Buyer, the Net Working Capital based on the requirements described above. Each of the Sellers and the Buyer shall be bound by such determination of the Net Working Capital. The fees and expenses of such independent accounting firm shall be paid one-half by the Sellers and one-half by the Buyer.

          (b) Upon the determination of the Net Working Capital pursuant to paragraph (a) of this Article 3, the amount of the Purchase Price payable pursuant to this Agreement shall be adjusted upward or downward dollar-for-dollar in the event the Net Working Capital is greater than or less than $180,000. If such a downward adjustment is made, the Sellers shall pay the amount of such adjustment to the Buyer. Any such payment reflecting a downward adjustment shall also include interest on such amount from the Closing Date to the date preceding the date of payment, calculated at the rate of 8% per annum. Any such payment shall be made, within three (3) business days after determination of the Net Working Capital, in same day funds by wire transfer to account(s) designated by the Buyer. If an upward adjustment is made, the Buyer shall pay to the Sellers the amount of such upward adjustment in eighteen (18) consecutive monthly equal (as equal as practicable) installments, without interest, commencing on the first month end after final determination of Net Working Capital as provided above.

                                   Article 4
                                   ------- -

                 Representations and Warranties of the Sellers
                 --------------- --- ---------- -- --- -------

     The Sellers jointly and severally represent and warrant to the Buyer as follows:

     4.1.  Organization of the Seller; Authority.  (a)  Each Seller is a
           ------------ -- --- ------  ---------
corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has full corporate power and authority to enter into this Agreement, the Transition License Agreement, the Services Agreement, the Tax Agreement, the Real Property Leases, the Subleases and the Release (collectively, the "Acquisition Agreements") and to perform its
                            ----------- ----------
obligations hereunder and thereunder.

          (b) Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the state of its jurisdiction of organization, and each is duly qualified and in good standing as foreign corporations in all jurisdictions in which the character of the properties owned or leased or the nature of the activities conducted by it makes such qualification necessary, except for any jurisdiction in which the failure to so qualify would not individually or in the aggregate have a material adverse effect on the operations, assets, business or condition (financial or otherwise) of the Companies or any material adverse affect on the ability of either Seller to perform its obligations under this Agreement or any other Acquisition Agreement (with either of the foregoing referred to as a "Material Adverse
                                                          -------- -------
Effect").  The Sellers have delivered to the Buyer complete and correct copies
-------
of the Companies' Articles of Organization and By-Laws and all amendments thereto. Each of the Companies has full corporate power and authority to own or lease and operate its properties and to carry on its business as such business is now conducted.

     4.2.  Rights to Sell Outstanding Shares, Approvals; Binding Effect.  Each
           ------ -- ---- ----------- ------- ---------  ------- ------
Seller has obtained all necessary authorizations and approvals from its Board of Directors and stockholder required for the execution and delivery of this Agreement and the other Acquisition Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Sellers and constitutes, and each of the other Acquisition Agreements will at or prior to the Closing have been duly executed and delivered by the applicable Seller and will constitute, the legal, valid and binding obligation of the applicable Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     4.3.  Subsidiaries.  Neither of the Companies has any Subsidiaries and
           ------------
neither of the Companies owns or holds of record and/or beneficially any shares of any class in the capital of any corporations, and neither owns any legal and/or beneficial interests in any partnerships, business trusts or joint ventures or in any other unincorporated trade or business enterprises.

     4.4.  Capitalization.  The authorized capital of Monfort Transportation
           --------------
consists of 50,000 shares of common stock, par value $1.00 per share, 2,500 shares of which are issued and outstanding on the date hereof (the "Monfort
                                                                    -------
Stock").  The authorized capital of Lynn consists of 10,000 shares of common
-----
stock, par value $1.00 per share, 1,000 shares of which are issued and outstanding on the date hereof (the "Lynn Stock"). All of the Monfort Stock and
                                     ---- -----
the Lynn Stock will be sold by the Sellers to the Buyer pursuant hereto and is validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 4.4, there are no commitments for the purchase or sale of,
         --------  ---
and no options, warrants or other rights to subscribe for or purchase, any securities of either of the Companies.

     4.5.  Title to Stock, Liens, etc.  Monfort has, and at the Closing will
           ----- -- -----  -----  ---
transfer to the Buyer, sole record and beneficial ownership of all of the Monfort Stock, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. ConAgra Poultry has, and at the Closing will transfer to the Buyer, sole record and beneficial ownership of all the Lynn Stock, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto.

     4.6.  Non-Contravention.  Except as set forth in Schedule 4.6, the
           --- -------------                          ------------
execution and delivery of this Agreement and the other Acquisition Agreements, and the consummation by the Sellers of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provision of the Articles of Organization or By-Laws of either Seller or either Company, each as amended to date; or (b) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any encumbrance upon any property of either Seller or either Company pursuant to (i) any agreement or instrument to which either Seller or either Company is a party or by which any of their properties is bound, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental or regulatory authority, except in the case of clause (b) above for any violations, conflicts, defaults or encumbrances that individually and in the aggregate will not have a Material Adverse Effect.

     4.7.  Governmental Consents; Transferability of Licenses, Etc.  Except as
           ------------ --------  --------------- -- --------  ---
set forth on Schedule 4.7, no consent, approval or authorization of, or
             -------- ---
registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Sellers of this Agreement and the other Acquisition Agreements or for the consummation by the Sellers of the transactions contemplated hereby or thereby. The Companies have and maintain, and the permits listed on Schedule 4.7 hereto include, all licenses, permits and
                          -------- ---
other authorizations from all governmental authorities (collectively, the "Permits") as are necessary or desirable for the conduct of the business of the
--------
Companies, except for any Permits the lack of which would not individually and in the aggregate have a Material Adverse Effect. Except as expressly designated on Schedule 4.7, all of the Permits listed on Schedule 4.7 will remain in effect
   -------- ---                               -------- ---
after the transfer of the Stock to the Buyer.

     4.8.  Financial Statements.  The Sellers have delivered the following
           --------- ----------
financial statements (the "Financial Statements") to the Buyer, and there are
                           --------- ----------
attached as Schedule 4.8:
            -------- ---

(a) the balance sheets of the Companies as of May 28, 1995 and May 26, 1996 (such balance sheets as of May 31, 1996 being referred to herein as the "Balance
                                                                         -------
Sheets"), and the related statements of income of the Companies for each of the
------
fiscal years then ended and (b) the unaudited balance sheets of the Companies as of March 23, 1997 and the related statements of income of the Companies for the ten-month period ended (collectively, the "Interim Financials"). Each of the
                                           ------- ----------
Financial Statements are true and correct and have been prepared in accordance with generally accepted accounting principles (subject, in the case of the Interim Financials, to the absence of footnotes and to year-end audit adjustments consisting only of routine accruals and subject to the transfer of certain accrual account balances, described in Schedule 4.8, to the Sellers in
                                               -------- ---
anticipation of the sale of the Companies); each of such balance sheets fairly and accurately presents the financial condition of the Companies as of its respective date; and such statements of income fairly and accurately present the results of operations for the periods covered thereby.

     4.9.  Absence of Certain Changes.  Except as set forth on Schedule 4.9,
           ------- -- ------- -------                          -------- ---
since May 26, 1996 the Companies have in all material respects carried on their business only in the ordinary course, and there has not been (a) any material change in the assets, liabilities, sales, income or business of either Company or in their relationships with suppliers, customers or lessors material to the Companies; (b) any acquisition or disposition by either Company of any asset or property other than in the ordinary course of business; (c) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting, either in any case or in the aggregate, the property or business of either Company; (d) any declaration, setting aside or payment of any dividend or any other distributions in respect of the Stock; (e) any issuance of any shares of the capital stock of either Company or any direct or indirect redemption, purchase or other acquisition of any of the Stock, (f) any increase in the compensation, pension or other benefits payable or to become payable by either Company to any of its officers or employees, or any bonus payments or arrangements made to or with any of them, except for annual merit increases in wages or salary made in the ordinary course of business and increases in bonuses made in the ordinary course of business pursuant to the terms of one or more of the Employee Benefit Plans; (g) any forgiveness or cancellation of any debt or claim by either Company or any waiver of any right of material value other than compromises of accounts receivable in the ordinary course of business; (h) any entry by either Company into any transaction other than in the ordinary course of business; (i) any incurrence by either Company of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business; (j) any mortgage, pledge, lien, lease, security interest or other charge or encumbrance on any of the assets, tangible or intangible, of either Company; or (k) any discharge or satisfaction by either Company of any lien or encumbrance or payment by either Company of any obligation or liability (fixed or contingent) other than (A) current liabilities included in the Balance Sheets and (B) current liabilities incurred since the date of the Balance Sheets in the ordinary course of business.

     4.10.  Litigation, Etc.  Except as set forth on Schedule 4.10 hereto, no
            ----------  ---                          -------- ----
action, suit, proceeding or investigation is pending or to the Sellers' knowledge threatened against either Company.

     4.11.  Conformity to Law.  Except as set forth on Schedule 4.11, each of
            ---------- -- ---                          -------- ----
the Companies has complied in all material respects with and is in compliance in all material respects with (a) all laws, statutes, governmental regulations and all judicial or administrative tribunal orders, judgments, writs, injunctions, decrees or similar commands applicable to either Company or any of their properties (including, without limitation, any labor, occupational health, zoning or other law, regulation or ordinance but excluding any Environmental Laws (as defined in Article 12), compliance with which is addressed solely in Section 4.13 below) and (b) all unwaived terms and provisions of all contracts, agreements and indentures to which either Company is a party, or by which either Company or any of their properties is subject. Except as set forth in Schedule 4.11 hereto, neither Company has committed, been
                       -------- ----
charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any federal, state or local law or administrative regulation in respect of either Company or any of their properties, except for any violation that individually and in the aggregate would not have a Material Adverse Effect.

     4.12.  Title to Property, Real Property Leases, etc.  (a)  Except as set
            ----- -- --------  --------------------  ---
forth on Schedule 4.12(a), each of the Companies has good and marketable title
         -------- ----
to all of its properties and assets, including, without limitation, all those reflected in the Balance Sheets (except for properties or assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheets), all free and clear of all liens, pledges, charges, security interests, encumbrances or title retention agreements of any kind or nature.

            (b) Schedule 4.12(b) lists all tractors and trailers owned or leased
                -------- -------
by the Companies or owned or leased by an Affiliate (as defined in Article 12) of the Companies in connection with the Companies' business operations, in each case as of April 12, 1997, and all other capital assets of the Companies having a book value in excess of $100.00 as of February 19, 1997. All such tractors and trailers and other assets are in good condition and repair, reasonable wear and tear excepted, and all of such tractors and trailers subject to leases have been maintained in compliance in all material respects with the terms of the applicable leases.

            (c) Neither Company owns any real property.  Schedule 4.12(c) lists
                                                         -------- -------
all real property leased by either Company or leased by an Affiliate of a Company and used by a Company in its business (the "Real Property"). No Seller
                                                    ---- --------
or Company has received any notice that either the whole or any portion of the Real Property is to be condemned, requisitioned or otherwise taken by any public authority. No Seller or Company has any knowledge of any public improvements that may result in special assessments against or otherwise affect any of the Real Property. Schedule 4.12(c) also sets forth a complete and correct
                -------- -------
description of all leases relating to the Real Property. Complete and correct copies of all such leases have been delivered to the Buyer. Each such lease is valid and subsisting, the applicable Company (or, if an Affiliate is the lessee, such Affiliate) is in compliance in all material respects with the terms of such lease and, to the Sellers' knowledge, the other party to such lease is in compliance in all material respects with the terms of such lease. The leasehold interests of the Companies (or their Affiliates) in the Real Property are subject to no lien or other encumbrance, and the Companies are in quiet possession of the properties covered by such leases.

     4.13.  Real Property; Safety, Zoning and Environmental Matters.  To
            ---- --------  ------  ------ --- ------------- -------
Sellers' knowledge, except as set forth on Schedule 4.13, neither Company: (a)
                                           -------- ----
has caused any releases of any Hazardous Substance (as defined in Article 12) anywhere which requires remediation or clean-up pursuant to any Environmental Law (as defined in Article 12), and (b) has disposed of Hazardous Substances anywhere except in compliance in all material respects with applicable Environmental Laws. To Sellers' knowledge, neither Company has conducted or engaged in any operation or activity involving the use, storage or disposal of any Hazardous Substance except as authorized by applicable Environmental Laws. There is no pending or, to Sellers' knowledge, threatened, lawsuit, action, claim or proceeding by any third party alleging or asserting that either Company has violated or is about to violate any applicable Environmental Law.

     4.14.  Insurance.  Schedule 4.14 lists all policies of fire, liability,
            ---------   -------- ----
workmen's compensation, life, property and casualty and other insurance owned or held by either Company or maintained for their benefit. To the Sellers' knowledge, such policies of insurance are maintained with financially sound and reputable insurance companies, funds or underwriters and are of the kinds and cover such risks and are in such amounts and with such deductibles and exclusions as are consistent with prudent business practice. All such policies
(a) are in full force and effect and (b) are sufficient for compliance by the Companies with all requirements of law and all agreements to which either Company is a party. Neither of the Companies is in default in any material respect with respect to its obligations under any of such insurance policies and has not received any notification of cancellation of any such insurance policies.

     4.15.  Contracts.  Schedule 4.15 sets forth a complete and accurate list of
            ---------   -------- ----
all material contracts to which either Company is a party or by or to which either of them or any of their assets or properties is bound or subject, except
(a) contracts entered into in the ordinary course of business after the date hereof and prior to the Closing, which will be identified to the Buyer in writing prior to the Closing, (b) contracts terminable by the applicable Company upon thirty (30) days' notice or less without the payment of any termination fee or penalty, and (c) contracts listed in other sections of the Disclosure Schedule. As used in this Section 4.15, the phrase "material contract" means
                                                     -------- --------
and includes every material agreement or material understanding of any kind, written or oral, which is legally enforceable by or against the applicable Company, and specifically includes (a) contracts and other agreements with any current or former officer, director, employee, consultant or shareholder or any partnership, corporation, joint venture or any other entity in which any such person has an interest; (b) agreements with any labor union or association representing any employee; (c) contracts and other agreements for the provision of services by the applicable Company with a value in excess of Five Thousand Dollars ($5,000.00); (d) bonds or other security agreements provided by any party in connection with the business of the applicable Company; (e) contracts and other agreements for the sale of any of the assets or properties of the applicable Company other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of said assets or properties; (f) joint venture agreements relating to the assets, properties or business of the applicable Company or by or to which either of them or any of their assets or properties are bound or subject;
(g) contracts or other agreements under which the applicable Company agrees to indemnify any party, to share tax liability of any party, or to refrain from competing with any party; (h) any contracts or other agreements with regard to any Indebtedness of the Company; (i) any capital or operating lease for any tractors or trailers leased or used by either Company; or (j) any other contract or other agreement whether or not made in the ordinary course of business and involving the payment by or to the applicable Company of more than Five Thousand Dollars ($5,000.00). The Sellers have delivered to the Buyer true, correct and complete copies of all such contracts, together with all modifications and supplements thereto. Except as set forth on Schedule 4.15, each of the contracts
                                            -------- ----
listed on Schedule 4.15 is in full force and effect.  Neither of the Companies
          -------- ----
is in breach of any of the provisions of any such contract, nor, to the knowledge of the Sellers, is any other party to any such contract in default thereunder, nor does any event or condition exist which with notice or the passage of time or both would constitute a default thereunder, except for any such breach or default that individually and in the aggregate would not have a Material Adverse Effect. The applicable Company has performed in all material respects all obligations required to be performed by it to date under each such contract. No approval or consent of any person is needed in order that the contracts listed on Schedule 4.15 and other Schedules hereto continue in full
                    -------- ----
force and effect following the consummation of the transactions contemplated by this Agreement.

     4.16.  Employment of Officers, Employees.  Schedule 4.16 lists the current
            ---------- -- --------  ---------   -------- ----
directors and officers of the Companies.  Schedule 4.16 also sets forth the name
                                          -------- ----
and current annual salary and other compensation payable by the Companies to each exempt non-hourly employee of the Companies.

     4.17.  Employee Benefit Plans.  (a)  Except for the arrangements set forth
            -------- ------- -----
on Schedule 4.17(a), no Seller or Company now maintains or contributes to, or
   -------- -------
has in the current or preceding six (6) calendar years maintained or contributed to, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, for the benefit of any director, officer, consultant or employee, whether active or terminated, of either of the Companies. Each of the arrangements set forth on Schedule 4.17(a) is
                                                  -------- -------
hereinafter referred to as an "Employee Benefit Plan", except that any such
                               -------- ------- ----
arrangement which is a multi-employer plan shall be treated as an Employee Benefit Plan only for purposes of Sections 4.17(d)(iv) and (viii) and 4.17(g) below.

            (b) The Sellers have heretofore delivered to Buyer true, correct and complete copies of each Employee Benefit Plan and the most recently received IRS determination letters and any governmental advisory opinions or rulings with respect to each Employee Benefit Plan.

            (c) Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance in all material respects with the terms of such Employee Benefit Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal
                                                     -----
Revenue Code of 1986, as amended ("Code") and applicable to such Employee
                                   ----
Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under
Section 401(a) of the Code has been determined to be so qualified by the IRS and nothing has occurred since the date of the last such determination which has resulted or is likely to result in the revocation of such determination.

            (d) Except as set forth on Schedule 4.17(d),
                                       -------- -------

                (i) there is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Employee Benefit Plan or to the knowledge of the Sellers any fiduciary or service provider thereof and, to the knowledge of the Sellers there is no basis for any such legal action or proceeding;

                (ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation ("PBGC") or any multi-employer plan has been
                                    ----
     incurred by the Seller or either Company (other than insurance premiums satisfied in due course);

                (iii) no reportable event, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an affiliate of the Sellers, or either Company, which is subject to Title IV of ERISA;

                (iv) no Employee Benefit Plan nor any party in interest with respect thereof has engaged in a prohibited transaction which could subject either Company directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

                (v) no communication, report or disclosure has been made which, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan;

                (vi) no Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA);

                (vii) no benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after Closing); and

                (viii) neither the Sellers nor either Company has undertaken to maintain any Employee Benefit Plan for any period of time and each such Employee Benefit Plan is terminable at the sole discretion of the sponsor thereof, subject only to such constraints as may be imposed by applicable law.

            (e) With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of, or an adequate accrual has been made on the Companies' financial statements with respect to, all amounts that the Sellers or either Company is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as of the end of the most recently ended plan year of that Employee Benefit Plan, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan.

            (f) The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (whether of severance pay or otherwise) becoming due from any Employee Benefit Plan to any current or former director, officer, consultant or employee of either Company or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee.

            (g) No Employee Benefit Plan is a multi-employer plan.

            (h) For purposes of this Section 4.17, "multi-employer plan", "party in interest", "current value", "accrued benefit", "reportable event" and "benefit liability" have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and "affiliate" means any entity which under
Section 414 of the Code is treated as a single employer with any of the Seller or either Company.

     4.18.  Labor Relations.  Except as set forth on Schedule 4.18, each of the
            ----- ---------                          -------- ----
Companies is in full compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and is not engaged in any unfair labor practice. Except as set forth on Schedule 4.18,
                                                              -------- ----
there is no charge pending or to the Sellers' knowledge threatened against either Company alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against either Company pending before the National Labor Relations Board. There is no labor strike, dispute, slow-down or work stoppage actually pending or to the Sellers' knowledge threatened against or involving either Company. No one has petitioned within the last five (5) years, and no one is now petitioning, for union representation of any of either Companies' employees. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending against either Company and no claim therefor has been asserted. None of the employees of either Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by either Company. Except as fully described on Schedule 4.18, neither Company has experienced any work stoppage
             -------- ----
during the last five years.

     4.19.  Potential Conflicts of Interest.  Except as set forth on
            --------- --------- -- --------
Schedule 4.19, no officer, director or stockholder of either Seller or any
-------- ----
Affiliate of either Seller (a) owns, directly or indirectly, any interest in (excepting not more than five percent (5%) stock holdings for investment purposes in securities of publicly held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of either Company; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which either Company is using or the use of which is necessary for the business of either Company; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, either Company, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under Employee Benefit Plans and similar matters and agreements.

     4.20.  Trademarks, Patents, Etc.  Schedule 4.20 sets forth a complete and
            ----------  -------  ---   -------- ----
accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of either Company or used or proposed to be used by either Company, all applications therefor, and all licenses (as licensee or licensor) and other agreements relating thereto, and (b) all written agreements relating to other technology, know-how and processes which either Company is licensed or authorized by others to use or which either Company has licensed or authorized for use by others. Except to the extent set forth in Schedule 4.20,
                                                                 -------- ----
the applicable Company owns or has the sole and exclusive right to use all patents, trademarks, trade names and copyrights, and has the right without restrictions to use all technology, know-how and processes, used or necessary for the ordinary course of business as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such right. No claims have been asserted, and no claims are pending, by any Person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement, and to the Sellers' knowledge there is no basis for such claim. To the Sellers' knowledge, the use by the applicable Company of such patents, trademarks, trade names, copyrights, technology, know-how or processes in the ordinary course of business does not infringe in any material respect on the rights of any person.

     4.21.  Suppliers and Customers.  Schedule 4.21 sets forth the ten (10)
            --------- --- ---------   -------- ----
largest suppliers and ten (10) largest customers of each of the Companies for fiscal year 1996. To the Sellers' knowledge the relationships of the applicable Company with such suppliers and customers are good commercial working relationships and, except as set forth on Schedule 4.21, no supplier or customer
                                          -------- ----
of material importance to either of the Companies has cancelled or otherwise terminated, or to the Sellers' knowledge threatened to cancel or otherwise to terminate, its relationship with the applicable Company or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use by the applicable Company or its usage or purchase of the services or products of the applicable Company except for normal cyclical changes related to customers' businesses. The Sellers have no knowledge that any such supplier or customer intends to cancel or otherwise substantially modify its relationship with either Company or to decrease materially or limit its services, supplies or materials to either Company, or its usage or purchase of the services of either Company, and to the knowledge of the Sellers, the communication of the transactions contemplated hereby will not materially adversely affect the relationship of the Buyer with any such supplier or customer.

     4.22.  Accounts Receivable.  All accounts and notes receivable reflected on
            -------- -----------
the Balance Sheets, and all accounts and notes receivable arising subsequent to the date of such Balance Sheets, have arisen in the ordinary course of business, represent valid obligations owing to the applicable Company and have been collected or are collectible in the aggregate recorded amounts thereof in accordance with their terms, net of the reserve for uncollected accounts used to determine the Net Working Capital pursuant to Article 3.

     4.23.  No Undisclosed Liabilities.  Except to the extent (a) reflected or
            -- ----------- -----------
reserved against in the Balance Sheets, (b) incurred in the ordinary course of business after the date of the Balance Sheets or (c) described on any Schedule (including Schedule 4.23), neither of the Companies has any material liabilities
           -------- ----
or any material obligations of any nature, whether accrued, absolute, contingent or otherwise (including without limitation as guarantor or otherwise with respect to obligations of others), other than performance obligations with respect to contracts of the Companies that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.

     4.24.  Conduct of Business.  Except to the extent disclosed on
            ------- -- --------
Schedule 4.24 or any other Schedule, since December 29, 1996, the Companies have
-------- ----
conducted their businesses in compliance with the provisions of Sections 6.2 to 6.10 hereof, as if each of those provisions applied to the conduct of such businesses at all times since such date.

     4.25   Tax Matters.
            --- -------

            (a) Except as set forth in Schedule 4.25, (i) each Company has filed
                                       -------- ----
all Tax Returns (as defined in Article 12) which are required to be filed as of the date of this Agreement with any foreign, federal, state or local governmental authority or agency, and has paid, or made adequate provision for the payment of, all assessments received and all Taxes (as defined in Article 12) which have or may become due under applicable foreign, federal, state or local governmental law or regulations with respect to the periods in respect of which such Tax Returns were filed. The Sellers do not know of any additional assessments since the date of such returns and reports.

            (b)  Except as set forth in Schedule 4.25:
                                       -------- ----

                 (i)   Liens.  There are no liens for Taxes (other than current
                       -----
          Taxes not yet due and payable) on assets of the Companies;

                 (ii)  Withholding Taxes.  The Companies have withheld and paid
                       ----------- -----
          all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party;

                 (iii)  Foreign Permanent Establishments and Branches.  Neither
                        ------- --------- -------------- --- --------
          Company has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country, and does not otherwise operate or conduct business through any branch in any foreign country; and

                 (iv)   Parachute Payments.  No obligation of either Company
                        --------- --------
          represents an obligation to make any payments, or an obligation that under certain circumstances could obligate a Company to make any payments, that will not be deductible under Code Section 280G.


     4.26.  Indebtedness.  Except for Indebtedness described on Schedule 4.26
            ------------                                        -------- ----
hereto, neither of the Companies has any Indebtedness outstanding at the date hereof.

     4.27.  Bank Accounts, Signing Authority, Powers of Attorney.  Except as set
            ---- --------  ------- ---------  ------ -- --------
forth on Schedule 4.27, neither of the Companies has any account or safe deposit
         -------- ----
box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of either of the Companies to withdraw any money or other property from any bank, brokerage or other account of either of the Companies or to act under any power of attorney granted by either of the Companies at any time for any purpose. Schedule 4.27 also sets forth the names of all persons
                       -------- ----
authorized to borrow money or sign notes on behalf of either of the Companies.

     4.28.  Inventory.  The inventory and supplies of the Companies are adequate
            ---------
for their present needs, and are in usable and salable condition in the ordinary course of business.

     4.29.  Minute Books.  The minute books of the Companies made available to
            ------ -----
the Buyer for inspection accurately record therein all actions taken by the respective Boards of Directors and shareholders of the Companies.

     4.30.  Broker.  Neither the Sellers nor any Affiliate of the Sellers has
            ------
retained, utilized or been represented by any broker, agent, finder or intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

     4.31.  Disclosure.  No representation or warranty by the Sellers in this
            ----------
Agreement, the Disclosure Schedule or in any certificate delivered or to be delivered to the Buyer pursuant hereto or in connection with the consummation of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

                                   Article 5
                                   ------- -

                  Representations and Warranties of the Buyer
                  --------------- --- ---------- -- --- -----

     The Buyer represents and warrants to the Sellers as follows:

     5.1.  Organization of Buyer; Authority.  The Buyer is a corporation duly
           ------------ -- -----  ---------
organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to enter into this Agreement and the other Acquisition Agreements to which it is a party and to perform its obligations hereunder and thereunder.

     5.2.  Corporate Approval; Binding Effect.  The Buyer has obtained all
           --------- --------  ------- ------
necessary authorizations and approvals from its Board of Directors and stockholders required for the execution and delivery of this Agreement and the other Acquisition Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each of the other Acquisition Agreements to which it is a party will at or prior to the Closing have been duly executed and delivered by the Buyer and will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors' rights generally or by general principles of equity.

     5.3.  Non-Contravention.  Subject to receipt of the required consents
           -----------------
listed on Schedule 5.3, the execution and delivery by the Buyer of this
          -------- ---
Agreement and the other Acquisition Agreements to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of the Buyer, each as amended to date; or (b) constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien upon any property of the Buyer pursuant to (i) any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject, or (ii) any statute, judgment, decree, order, regulation or rule of any court or governmental authority to which the Buyer is subject.

     5.4.  Governmental Consents.  Except as set forth in Schedule 5.4, no
           ------------ --------                          -------- ---
consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery by the Buyer of this Agreement and the other Acquisition Agreements to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

     5.5.  Broker.  The Buyer has not retained, utilized or been represented by
           ------
any broker, agent, finder or other intermediary in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

                                   Article 6
                                   ------- -

                           Conduct of Business By The
                           ------- -- -------- -- ---
                           Companies Pending Closing
                           --------- ------- -------

     The Sellers jointly and severally covenant and agree that, from and after the date of this Agreement and until the Closing, except as otherwise specifically consented to or approved by the Buyer in writing:

     6.1.  Full Access.  The Sellers shall cause the Companies to afford to the
           ---- ------
Buyer and its authorized representatives full access during normal business hours to all properties, books, records, contracts and documents of the Companies and a full opportunity to make such reasonable investigations as they shall desire to make of the Companies, and the Sellers shall furnish or cause to be furnished to the Buyer and its authorized representatives all such information with respect to the affairs and businesses of the Companies as the Buyer may reasonably request.

     6.2.  Carry on in Regular Course.  The Sellers shall cause the Companies to
           ----- -- -- ------- ------
maintain their owned and leased properties consistent with past practice, and to carry on their business diligently and substantially in the same manner as heretofore and not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation.

     6.3.  No General Increases.  Except as set forth on Schedule 6.3, the
           -- ------- ---------                          -------- ---
Sellers shall not permit the Companies to grant any general or uniform increase in the rates of pay of employees of the Companies, nor grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees; and the Companies shall not increase the compensation payable or to become payable to officers, salaried employees or agents, or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents, except for annual merit increases in wages or salary made in the ordinary course of business and increases in bonuses made in the ordinary course of business pursuant to the terms of one or more of the Employee Benefit Plans.

     6.4.  No Dividends, Issuances, Repurchases, etc.  Except as set forth on
           -- ---------  ---------  ------------ ---
Schedule 6.4, the Sellers shall not permit the Companies to declare or pay any
-------- ---
dividends (whether in cash, shares of stock or otherwise) on, or make any other distribution in respect of, any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of their capital stock.

     6.5.  Contracts and Commitments.  The Sellers shall not permit the
           --------- --- -----------
Companies to enter into any contract or commitment or engage in any transaction not in the usual and ordinary course of business and consistent with the current business practices of the Companies.

     6.6.  Purchase and Sale of Capital Assets.  Except as set forth on Schedule
           -------- --- ---- -- ------- ------                          --------
6.6, the Sellers shall not permit the Companies to purchase or sell or otherwise
---
dispose of any capital asset with a market value in excess of One Thousand Dollars ($1,000), or of capital assets of market value aggregating in excess of Five Thousand Dollars ($5,000), without the prior written consent of the Buyer, and in no event shall purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business.

     6.7.  Insurance.  The Sellers shall cause the Companies to maintain in
           ---------
place their present insurance coverage.

     6.8.  Preservation of Organization.  The Sellers shall cause the Companies
           ------------ -- ------------
to use their best efforts to preserve their business organization intact, to keep available to the Buyer the present key officers and employees of the Companies and to preserve for the Buyer the present relationships of the suppliers and customers of the Companies and others having business relations with either Company.

     6.9.  No Default.  The Sellers shall not permit the Companies to do any act
           -- -------
or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of either Company.

     6.10.  Compliance with Laws.  The Sellers shall cause the Companies to
            ---------- ---- ----
comply with all laws, regulations and orders applicable with respect to their business, except where such noncompliances individually and in the aggregate will not have a Material Adverse Effect.

     6.11.  Advice of Change.  The Sellers will promptly advise the Buyer in
            ------ -- ------
writing of any material adverse change in the business, condition, operations, prospects or assets of the Companies.

     6.12.  No Shopping.  The Sellers shall not, and shall not permit either
            -- --------
Company to negotiate for, solicit or enter into any agreement with respect to the sale of the Stock or any substantial portion of the assets of either Company or any merger or other business combination of either Company, to or with any Person other than the Buyer.

     6.13.  Consents of Third Parties.  The Sellers will employ their
            -------- -- ----- -------
commercially reasonable efforts to secure, before the Closing Date, the consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party to any contract, commitment or obligation of either Company, under which such transactions would constitute a default, would accelerate obligations of either Company or would permit cancellation of any such contract.

     6.14.  Satisfaction of Conditions Precedent.  The Sellers will use their
            ------------ -- ---------- ---------
commercially reasonable efforts to cause the satisfaction of the conditions precedent contained herein.

                                   Article 7
                                   ---------

                   Condition Precedent To Buyer's Obligations
                   --------- --------- -- ------- -----------

     The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

     7.1.  Representations and Warranties True at Closing. The representations
           --------------- --- ---------- ---- -- -------
and warranties made by the Sellers in or pursuant to this Agreement shall be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     7.2.  Compliance with Agreement.  The Sellers shall have performed and
           ---------- ---- ---------
complied with in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) all of their obligations under this Agreement to be performed or complied with by them on or prior to the Closing Date.

     7.3.  No Material Change.  There shall not have been or threatened to be,
           -- -------- ------
any material damage to or loss or destruction of any properties or assets owned or leased by either Company (whether or not covered by insurance) or any material adverse change in the condition (financial or otherwise), operations, business, prospects or assets of either of the Companies or imposition of any laws, rules or regulations which would materially adversely affect the condition (financial or otherwise), operations, business, prospects or assets of either of the Companies.

     7.4.  Seller's Certificate.  The Sellers shall have delivered to the Buyer
           -------- -----------
in writing, at and as of the Closing, a certificate duly executed by the Sellers, in form and substance satisfactory to the Buyer and the Buyer's counsel, certifying that the conditions in each of Sections 7.1, 7.2 and 7.3 have been satisfied.

     7.5.  Opinion of Counsel.  McGrath, North, Mullin & Kratz, P.C., counsel to
           ------- -- -------
the Sellers, shall have delivered to the Buyer a written opinion, addressed to the Buyer and dated the Closing Date, substantially in the form of Exhibit G
                                                                   ------- -
hereto.

     7.6.  Required Approvals.  All corporate, regulatory and other approvals in
           -------- ---------
connection with the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Buyer and its counsel. Without limiting the generality of the foregoing, the Sellers and the Buyer shall have made the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R
                                           -----

Act"), and the waiting period under the H-S-R Act shall have been terminated or
---
waived without the imposition of any conditions or restrictions that could adversely impact the economic or business benefits to the Buyer of the transactions contemplated by this Agreement.

     7.7.  No Litigation.  No restraining order or injunction shall prevent the
           -- ----------
transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, or (b) in connection with any claim for damages in excess of $50,000 against either Company, except in the case of this clause (b) for the matters disclosed on Schedule 4.10 and except for any action, suit or proceeding
                     -------- ----
that the Sellers agree is subject to their indemnification obligations under
Section 11.1(iii)-(vii).

     7.8.  Resignations of Directors and Officers.  Except as set forth on
           ------------ -- --------- --- --------
Schedule 7.8, all of the directors and officers of the Companies shall have
-------- ---
resigned their positions with the Companies, on or prior to the Closing Date, and prior thereto shall have executed such appropriate documents with respect to the transfer or establishment of bank accounts, signing authority, etc., as the Buyer shall have reasonably requested.

     7.9.  Financing.  The Buyer shall have obtained debt and equity financing
           ---------
on terms satisfactory to it, providing the Buyer with sufficient funds to pay the Purchase Price and all fees and expenses of the Buyer arising in connection with the transactions contemplated by this Agreement and providing the Buyer with sufficient availability to finance the working capital needs of it and its Subsidiaries following the Closing, and all conditions precedent to funding under such financing arrangements (other than the purchase and sale contemplated hereby) shall have been satisfied or waived.

     7.10.  Buyer's Due Diligence.  The Buyer shall have conducted a full due
            ------- --- ---------
diligence investigation concerning the Stock, all aspects of the business of the Companies and their respective assets and liabilities (including environmental liabilities and the matters set forth in the Disclosure Schedule) and the creditworthiness of the Sellers, and the Buyer shall have concluded in the Buyer's sole discretion that it is satisfied with its findings.

     7.11.  Consents of Third Parties.  The Sellers will have obtained the
            -------- -- ----- -------
consent, in form and substance satisfactory to the Buyer and the Buyer's counsel, to the consummation of the transactions contemplated by this Agreement by each party listed on Schedule 7.11 and each other party to any material
                        -------- ----
contract, commitment or other obligation of either of the Companies under which such transactions would constitute a default, would accelerate obligations of either of the Companies or the Buyer or would permit cancellation of any such material contract.

     7.12.  Proceedings and Documents Satisfactory.  All proceedings in
            ----------- --- --------- ------------
connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

                                   Article 8
                                   ------- -

                Conditions Precedent to the Sellers' Obligations
                ---------- --------- -- --- -------- -----------

     The obligation of the Sellers to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Sellers):

     8.1.  Representations and Warranties True at Closing. The representations
           --------------- --- ---------- ---- -- -------
and warranties made by the Buyer in this Agreement shall be true and correct in all materials respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date.

     8.2.  Compliance with Agreement.  The Buyer shall have performed and
           ---------- ---- ---------
complied in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all of its obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing.

     8.3.  Closing Certificate.  The Buyer shall have delivered to the Sellers
           ------- -----------
in writing, at and as of the Closing, a certificate duly executed by each of the President and Treasurer of the Buyer, in form and substance satisfactory to the Sellers and the Sellers' counsel, to the effect that the conditions in each of Sections 8.1 and 8.2 have been satisfied.

     8.4.  Opinion of Counsel.  Bingham, Dana & Gould LLP, counsel to the Buyer,
           ------- -- -------
shall have delivered to the Seller a written opinion, dated the Closing Date and addressed to the Seller, substantially in the form of Exhibit H, hereto.
                                                      ------- -

     8.5.  Required Approvals.  All corporate, regulatory and other approvals in
           -------- ---------
connection with the transactions contemplated by this Agreement shall have been obtained in form and substance satisfactory to the Sellers and their counsel. Without limiting the generality of the foregoing, the Sellers and the Buyer shall have made the filings required under the H-S-R Act, and the waiting period under the H-S-R Act shall have been terminated or waived without the imposition of any conditions or restrictions that could adversely impact the economic or business benefits to the Sellers of the transactions contemplated by this Agreement.

     8.6.  No Litigation.  No restraining order or injunction shall prevent the
           -- ----------
transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     8.7.  Consents of Third Parties.  The Sellers will have obtained the
           -------- -- ----- -------
consent to the consummation of the transactions contemplated by this Agreement by each party to any material contract, commitment or other obligation of either of the Companies under which such transactions would constitute a default, would accelerate obligations of either of the Companies or the Buyer or would permit cancellation of any such material contract.

     8.8.  Proceedings and Documents Satisfactory.  All proceedings in
           ----------- --- --------- ------------
connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Sellers in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Sellers and their counsel, and the Sellers shall have received the originals or certified or other copies of all such records and documents as the Sellers may reasonably request.

                                   Article 9
                                   ------- -

                                Confidentiality
                                ---------------

     At all times from and after the Closing Date, each Seller shall keep secret and maintain in strictest confidence and shall not use for its benefit or for the benefit of others any confidential or proprietary information relating to the Companies, including, without limitation, all Intellectual Property and files and records, other than any of such information that is in the public domain prior to the date of this Agreement or thereafter comes into the public domain (unless any of such information is in or becomes in the public domain in whole or in part due to action or inaction of a Seller in violation of this Agreement). The foregoing shall not prohibit use of such information as is required by applicable law, or as is necessary to prepare Tax Returns or other filings with governmental authorities for the period (including all prior taxable years) ending on and including the Closing Date, or to assert or protect any rights of a Seller under this Agreement, provided that the Buyer is given
                                             --------
notice and an adequate opportunity to contest such disclosure or to use any means available to minimize such disclosure (e.g., the "confidential treatment"
                                             ----
provisions of Rule 24b-2 promulgated under the Securities Exchange Act of 1934, as amended).

                                   Article 10
                                   ------- --

                          Certain Transitional Matters
                          ------- ------------ -------

     10.1.  Insurance Matters.  The Buyer acknowledges that the Companies are
            --------- -------
covered by certain insurance policies and insurable risk programs made available through Sellers. As of the Effective Time, such coverage shall be discontinued and Buyer shall cause each Company to implement its own insurance policies and programs.

     10.2.  Trademark and Trade Name.  Sellers specifically and exclusively
            --------- --- ----- ----
retain, and Buyer acknowledges that it will not acquire, and that neither Company owns any right, title or interest to the "Monfort" trade name (or derivations thereof) or to any logos or trademarks related thereto. Subject to the provisions of the Transition License Agreement Buyer shall discontinue the use of any advertising or other form of media that uses or references any such name or logo. Buyer further agrees that as soon as practicable, but in no event longer than forty-eight (48) months after the Closing Date, it shall remove all signage which refers to Monfort, and, subject to the provisions of the Transition License Agreement take all such other action as may be necessary to dissociate the "Monfort" name and Sellers with the operations of the Companies after Closing.

     10.3.  Access to Books and Records.
            ------ -- ----- --- -------

          (a) The Buyer agrees to cooperate with the Sellers and make available to the Sellers, and permit the Sellers to make copies of, all books and records of the Companies (including, but not limited to, correspondence, memoranda, books of account and the like) relating to events occurring prior to the Closing.

          (b) To the extent that after the Closing the Sellers have in their possession any books and records of the Companies (including, but not limited to, correspondence, memoranda, books of account and the like) relating to events occurring prior to the Closing, the Sellers agree to cooperate with the Buyer and to make available to the Buyer and the Companies, and permit the Buyer and the Companies to make copies of, such books and records.

          (c) The Buyer and the Sellers will each direct its employees to render any assistance which the other party may reasonably request in examining or utilizing records referred to in this Section 10.3, provided that each party shall be reimbursed by the other for any out-of-pocket expenses which it may incur in rendering the services provided for in this Section 10.3. In addition, to the extent that either the Buyer or the Sellers concludes at any time more than sixty (60) days after the Closing Date in its reasonable judgment that its personnel have been devoting significantly more time providing the services referred to in paragraph (a) or paragraph (b) above than the personnel of the other party, the Buyer and the Sellers will agree on mutually acceptable reimbursement provisions to reflect such disparity.

          (d) The Buyer and the Sellers each agrees to preserve and protect all books and, records referred to in paragraph (a) above or paragraph (b) above, other than driver logs and driver qualification files, for a period of seven (7) years after the Closing Date, and to preserve and protect drivers logs and driver qualification files for the period of time required by applicable law. During the applicable period the Buyer and the Sellers will not destroy any such records without giving at least thirty (30) days' notice to the other party. Upon receipt of such notice, such other party may (i) cause to be delivered to it the records intended to be destroyed, at such other party's expense or (ii) notify the first party that such other party will pay the cost of storing and maintaining such books and records (including any necessary costs of moving such books and records to a location under control of such other party).

          (e) The Sellers will keep all information referred to in this Section
10.3 confidential in accordance with Article 9.

     10.4.  Employee Matters.
            -------- -------

          10.4.1  General.  As of the Effective Time, Buyer will cause the
                  -------
     Companies to offer to continue to employ their then existing employees ("Company Employees") at the same wages and salaries then existing, subject
      -------- ---------
     to changes as may be made by Buyer or a Company after the Effective Time; provided that the Companies shall not be required to offer to continue the
     -------- ----
     employment of any driver determined by the Buyer to have an unsatisfactory safety record. Buyer and the Companies shall be responsible for any and all liabilities, obligations and claims of any kind arising out of employment (or termination of employment, whether actual or constructive) of the Company Employees on or after the Closing Date, including, but not limited to, any severance, termination pay, or similar obligations with respect to employees terminated on or after Closing or resulting from the consummation of the transactions contemplated herein or from the change in any benefits provided to the Company Employees, except that the Sellers shall retain all responsibility to the Company Employees under the Employee Benefit Plans.

          10.4.2  Retirement Plans.  As of the Closing Date, Company Employees
                  ---------- -----
     shall cease to actively participate in the ConAgra Retirement Income Savings Plan, the ConAgra Pension Plan for Salaried Employees, and the ConAgra Pension Plan for Hourly Rate Production Employees (the "Retirement
                                                                     ----------
     Plans") and no further contributions shall be made to the Retirement Plans
     -----
     for the benefit of Company Employees. As of the Closing Date, the interests of the Company Employees in the Retirement Plans shall be one hundred percent (100%) vested and shall be fully nonforfeitable.

          10.4.3  Health Welfare Plans.  The parties acknowledge that the
                  ------ ------- -----
     Company Employees participate in Sellers' health welfare benefit plans and programs. As of the Closing Date, Company Employees shall cease to participate in such health and welfare plans and programs. Buyer shall cause the Company Employees to be provided health and welfare benefits in the existing plans of the Buyer or its Subsidiaries.

          10.4.4  WARN.  The Buyer agrees that, for a period of 60 days after
                  ----
     the Closing Date, it will not permit either Company to cause any of the Company Employees to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S)(S)2101-2109, and related regulations (the "WARN Act") if such employment loss could create
                               ---- ---
     any liability for the Sellers,
     unless the applicable Company delivers notices under the WARN Act in such a manner and at such a time that the Sellers bear no liability with respect thereto.

          10.4.5  Buyer Plans.  Buyer shall cause prior periods of service with
                  ----- -----
     the Sellers or any Company to count for purposes of eligibility and vesting under any benefit plans provided to Company Employees after Closing. Buyer shall waive and cause each Company to waive preexisting condition requirements (other than any conditions excluded or excludable under the Employee Benefit Plans), evidence of insurability provisions, waiting period requirements or any similar provisions under any employee welfare benefit plan or compensation arrangements provided to any Company Employees after the Closing Date (to the extent in excess of comparable requirements under the Employee Benefit Plans). After Closing, Buyer shall, and shall also cause each Company to, apply toward any deductible requirements and out-of-pocket maximum limits under its employee welfare benefit plans any amounts paid (or accrued) by each Company Employee prior to Closing under welfare benefit plans during the then-current plan year.

          10.4.6  Severance.  Buyer agrees that any Company Employee (other than
                  ---------
     a driver) terminated without cause during the twelve (12) month period immediately following the Closing Date shall receive severance from the Company for which such Company Employee was employed in an amount equal to one week for each full year of service with the applicable Company.

          10.4.7  Cooperation.  The parties shall cooperate with each other to
                  -----------
     provide any information, filings or notices as appropriate with respect to this Section 10.4. Buyer shall assist in providing any information, filings or notices (including the notice required by Section 204(h) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) as needed to cease the benefit accruals.

     10.5.  Audited Financials.  In the event that the Buyer requires audited
            ------- ----------
financial statements for the Companies, the Sellers agree that they will provide reasonable cooperation in connection with the preparation by the Buyer and its independent public accountants of such financial statements, including the delivery of "management representation" letters in customary form.

     10.6.  Administrative Support.  At the request of the Buyer, the Sellers
            -------------- -------
will provide, and cause their Affiliates to provide, certain administrative support to the Companies consistent with past practice. This administrative support will continue for up to one hundred and twenty (120) days after the Closing, and will include the following:

          General Ledger System
          Fixed Asset System
          MIS Services
          Payroll System
          Safety and Environmental Programs
          Freight and UPS Programs
          Electronic Mail System
          Telephone Communication Network
          Cash Management-- to be limited to use of systems currently in place to record/track cash receipts and payments, not managing actual cash balances

     However, this administrative support will not include the following services currently provided to the Companies:

          Employee Benefit Programs
          Trademark/Trade Name Maintenance
          Legal Counsel
          Insurance Risk Programs
          Vehicle Leasing Arrangements
          Tax filings, payments, refunds, protests
          Real Estate Lease Services
          Travel Services
          Internal and External Auditing
          Bank Line of Credit
          Staff Support for Marketing, Transportation Management,
           Government Affairs, Economic Analysis, Public Affairs

     The Buyer shall pay the Sellers a monthly fee of $17,100 for each month that the Sellers provide the administrative support described above. To the extent that the Buyer terminates any of these services prior to the end of the one hundred twenty (120) day period referred to above, this monthly fee will be reduced appropriately based on the prices currently charged to the Companies for these terminated services.

                                  Article 11
                                  ----------

                                Indemnification
                                ---------------

     11.1.  Indemnity by the Sellers.  Subject to the provisions of Sections
            --------- -- --- -------
11.3 to 11.10, the Sellers hereby agree jointly and severally to indemnify and hold the Buyer (and its directors, officers, employees and Affiliates) harmless from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel (collectively, "Losses"), related to or arising directly or
                           ------
indirectly out of:

          (i) any breach by either Seller of any representation or warranty contained in this Agreement or in any certificate delivered pursuant hereto or thereto;

          (ii) any breach by either Seller of any covenant, obligation or undertaking contained in this Agreement;

          (iii) any actual or alleged liability for death or injury to Person or property as a result of any service provided by either Company on or prior to the Closing Date;

          (iv) any actual or alleged liability (including without limitation any liability or alleged liability for cleanup, removal, remediation or other response costs or for death or injury to Person or property) arising from
     (x) the violation by any Seller or Company of any Environmental Law on or prior to the Closing Date, (y) the release, emission, discharge or presence on or prior to the Closing Date of any Hazardous Substance, toxic pollutants or other chemical by-products onto, from or into any real property (including the Real Property) presently or formerly owned, leased or operated by any Seller or Company or any Affiliate thereof or any predecessors in interest of any of them or (z) the transportation by any Seller or Company or their subcontractors of any Hazardous Substance, toxic pollutant or other chemical by-product;

          (v) any claim under or pursuant to any Employee Benefit Plan or any liability under ERISA or the Code with respect to any Employee Benefit Plan or other benefit plan of any Person that was at any time prior to Closing an affiliate (as defined in Section 4.17(h)) of any Seller or Company;

          (vi) any claims for workmen's compensation relating to the period prior to the Closing; or

          (vii) any liability of either Company with respect to any of the items disclosed on Schedules 4.10, 4.11, 4.13, 4.17 (d) or 4.18 hereto.
                        --------- ----  ----  ----  ----  -     ----

     11.2.  Indemnity by the Buyer.  Subject to the provisions of Sections 11.3
            --------- -- --- -----
to 11.10, the Buyer agrees to indemnify and hold the Sellers (and their directors, officers, employees and Affiliates) harmless from and with respect to any and all Losses related to or arising directly or indirectly out of:

          (i) any breach by the Buyer of any representation or warranty contained in this Agreement or any certificate delivered pursuant hereto or thereto; or

          (ii) any breach by the Buyer of any covenant, obligation or undertaking contained in this Agreement.

     11.3.  Time Limitations.  Neither the Sellers nor the Buyer shall be liable
            ---- -----------
to the other under this Article 11 for any claim relating to a breach of any representation or warranty referred to in Section 11.1(i) or Section 11.2(i) unless, (i) in the case of any claim arising under any of Sections 4.1, 4.3, 4.6, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20,
4.21, 4.22, 4.23, 4.24, 4.26, 4.27, 4.28, 4.29 or 4.31 or Sections 5.1, 5.3 or
5.4 (each a "Specified Misrepresentation Claim"), the claim is asserted in
             --------- ----------------- -----
writing by the party seeking indemnification hereunder no later than April 15, 1998, and (ii) in the case of any Misrepresentation Claim arising under Section
4.25 (a "Tax Claim"), not later than three (3) months after the expiration of
         --- -----
the applicable statute of limitations with respect to the tax matter to which the Tax Claim relates, as such limitation period may be extended from time to time. Any (x) claim for indemnification arising under Section 11.1(i) or
Section 11.2(i) other than a Specified Misrepresentation Claim or a Tax Claim, and (y) any claim for indemnification under Sections 11.1(ii), 11.1(iii), 11.1(iv), 11.1(v), 11.1(vi) or 11.1(vii) or 11.2(ii) may be made at any time in the future, subject to any applicable statute of limitations.

     11.4.  Materiality Standards; Dollar Thresholds.
            ----------- ---------  ------ ----------

          (a) For purposes of determining those Losses arising from breaches of representations, warranties or covenants that will be considered immaterial in nature and accordingly not subject to indemnification hereunder, the Buyer and the Sellers have agreed to use predictable dollar thresholds as provided in this paragraph (a). Accordingly, the Buyer and the Sellers agree that with respect to any representation, warranty or covenant referred to in Section 11.1(i) or
(ii) or 11.2(i) or (ii), if such representation, warranty or covenant contains a materiality qualification (e.g., "Material Adverse Effect" "material,"
                           ----
"materially," "material to the Companies," "in all material respects," or similar qualifiers), such materiality qualification shall be deemed to have been met, and such representation, warranty or covenant shall be deemed to have been breached, if the Buyer or the Sellers, as applicable, incurs or is alleged to have incurred Losses in excess of $2,500 in connection with the matter or event to which such representation, warranty or covenant relates.

          (b) Neither the Sellers nor the Buyer shall be liable to the other for any Specified Misrepresentation Claim, other than any claim by the Buyer under
Section 11.1(i) relating to a breach of the representation and warranty set forth in Section 4.22 (an "A/R
                           ---

Claim"), if the total Losses with respect to such Specified Misrepresentation
-----
Claim do not exceed $2,500 ("Minor Claims").
                             ----- ------

          (c) The Sellers shall not be liable to the Buyer for any Specified Misrepresentation Claims, other than A/R Claims, unless and until the total Losses suffered by the Buyer with respect to all Specified Misrepresentation Claims, other than A/R Claims, exceeds $400,000, excluding Losses with respect to Minor Claims, and then only to the extent of such excess; provided that if
                                                             -------- ----
the Sellers have received Insurance Refunds, any Specified Misrepresentation Claims against the Sellers that would not be subject to indemnification because of the operation of this paragraph (c) shall be subject to indemnification hereunder, without regard to the $400,000 deductible amount referred to above, up to the amount of the Insurance Refunds previously received. The Buyer shall not be liable to the Sellers for any Specified Misrepresentation Claims unless and until the total Losses suffered by the Seller with respect to all Specified Misrepresentation Claims exceeds $400,000, excluding Losses with respect to Minor Claims, and then only to the extent of such excess.

          (d) The total amount payable by the Sellers under Section 11.1(i) with respect to all Specified Misrepresentation Claims, excluding A/R Claims, shall be Fifteen Million Dollars ($15,000,000). The total amount payable by the Buyer under Section 11.2(i) with respect to all Specified Misrepresentation Claims shall be Fifteen Million Dollars ($15,000,000).

          (e) No claim for indemnification under Section 11.1 or Section 11.2, other than a Specified Misrepresentation Claim (other than an A/R Claim), shall be subject to any threshold amount or deductible amount or cap on liability.

     11.5.  Claims.
            ------

          (a) Any party seeking indemnification hereunder (the "Indemnified
                                                                -----------
Party") shall promptly notify the other party hereto obligated to provide
-----
indemnification hereunder (the "Indemnifying Party") of any action, suit,
                                ------------ -----
proceeding, demand or breach (a "Claim") with respect to which the Indemnified
                                 -----
Party claims indemnification hereunder, provided that failure of the Indemnified
                                        --------
Party to give such notice shall not relieve any Indemnifying Party of its obligations under this Article 11 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a "Third Party Claim"), upon receipt of such notice from the
                     ----- ----- -----
Indemnified Party, the Indemnifying Party may assume the defense of such Third Party Claim if and only if each of the following conditions is satisfied:

               (i) the Indemnifying Party confirms in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third Party Claim; and

               (ii) the Indemnified Party does not give the Indemnifying Party written notice that it has determined, in the exercise of its reasonable discretion, that matters of corporate or management policy or a conflict of interest make separate representation by the Indemnified Party's own counsel advisable.

          In the event of an assumption as provided above, the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third Party Claim. The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Indemnifying Party pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation.

          (b) Notwithstanding the foregoing provisions of this Section 11.5, (i) no Indemnifying Party shall be entitled to settle any Third Party Claim without the Indemnified Party's prior written consent unless as part of such settlement the Indemnified Party is released in writing from all liability with respect to such Third Party Claim and (ii) no Indemnified Party shall be entitled to settle any Third Party Claim without the Indemnifying Party's prior written consent unless as part of such settlement the Indemnifying Party is released in writing from all liability with respect to such Third Party Claim.

          (c) In the event one party hereunder should have a claim for indemnification that does not involve a Third-Party Claim, the party seeking indemnification shall promptly send notice of such Claim to the other party.

     11.6.  Method and Manner of Paying Claims.  Subject to the Indemnifying
            ------ --- ------ -- ------ ------
Party's right pursuant to Section 11.5 to defend, negotiate, compromise and settle a Third Party Claim, the amount of any Claim shall be paid by the Indemnifying Party forthwith on demand. The unpaid balance of a Claim shall bear interest at PRIME (as defined in Article 12) plus 2% from the date notice thereof is given by the Indemnified Party to the Indemnifying Party; provided that the Indemnifying Party shall only be obligated to pay interest on that portion of such Claim ultimately determined to be owed to the Indemnified Party.

     11.7.  Insurance Proceeds.
            --------- --------

          (a) No Indemnified Party shall be obligated to pursue or collect from any insurer prior to making a claim for indemnification pursuant to this Article 11 and no Indemnifying Party shall be entitled to postpone performance of any indemnification obligation under this Article 11 while an insurance claim is pending. However, without limiting any of the provisions of Sections 11.1 through 11.6, in connection with any matter subject to indemnification under this Article 11, each party shall cooperate with the other in giving notice of any claim to any insurer (including an insurer of an Indemnified Party) and shall provide reasonable assistance in the collection of any such claim; provided, however,
--------- --------
that there is no duty to provide notice, cooperate or assist with respect to an Indemnified Party's insurance policies (including the Insurance Policies) where the Indemnified Party determines in its sole discretion that such notice, cooperation or assistance could invalidate any portion of the coverage available under such policy or result in the imposition of retroactive premiums or prospective premium increases. In addition, if an Indemnified Party makes such a determination after it has notified its insurer, it shall be entitled to retract such notice.

           (b) If an Indemnified Party actually receives insurance proceeds, as provided in Section 11.8 the amount for which such Indemnified Party is entitled to indemnification under this Article 11 shall be reduced appropriately. In the event an Indemnified Party receives insurance proceeds after being paid by the Indemnifying Party with respect to an indemnifiable matter under this Article 11, the Indemnified Party will remit such proceeds to the Indemnifying Party, up to the amount previously paid by the Indemnifying Party with respect to such matter. Nothing in this Section 11.7 shall be deemed to waive or limit the subrogation rights of any insurer.

     11.8  Net Recovery.  The amount to which an Indemnified Party may become
           --- --------
entitled hereunder shall be net of any recovery (whether by way of payment, discount, credit, set off, tax benefit, counterclaim or otherwise) received from a third party (including any insurer or taxation authority) in respect of such claim. Any such recovery shall be promptly repaid by the Indemnified Party to the Indemnifying Party, less all reasonable costs, charges and expenses incurred by the Indemnified Party in obtaining such recovery from the third party, up to the amount previously paid by the Indemnifying Party.

     11.9  Tax Matters.  If any matter is subject to indemnification under this
           --- -------
Article 11 and subject to indemnification under the Tax Agreement, such matter shall be resolved pursuant to the provisions of the Tax Agreement.

     11.10 Scope of Indemnity.  The Sellers and the Buyer each acknowledge and
           ----- -- ---------
agree that, except to the extent equitable relief may be available to any party, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 11. This Article 11 does not govern any party's rights and remedies with respect to any breaches of the other Acquisition Agreements.

                                  Article 12
                                  ------- --

                                  Definitions
                                  -----------

     As used herein the following terms not otherwise defined have the following respective meanings:

     "Affiliate":  with respect to any Person means any Person controlling,
      ---------
controlled by or under common control with such Person.

     "Environmental Law":  any judgment, decree, order, law, license, permit,
      ------------- ---
rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability
  ----
Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization
                         ------
Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste
              ----
Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

     "GAAP":  generally accepted accounting principles which are (a) consistent
      ----
with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended December 31, 1996, (b) applied on a basis consistent with prior periods, and (c) such that a 'big six" accounting firm would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

     "Hazardous Substances":  any hazardous waste, as defined by 42  U.S.C.
      --------- ----------
(S)6903(5), any hazardous substance as defined by 42 U.S.C. (S)9601(14), any pollutant or contaminant as defined by 42 U.S.C. (S)9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Laws.

     "Indebtedness":  As applied to any Person (as defined in this Article 12),
      ------------
(a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other security, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all indebtedness of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (e) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which such Person is liable as lessee, (f) any liability of such Person in respect of banker's acceptances or letters of credit, and (g) all indebtedness referred to in clause (a), (b), (c), (d), (e) or (f) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     "IRS":  The United States Internal Revenue Service.
      ---

     "knowledge", when used in the phrase "to the Sellers' knowledge" or "to the
      ---------
knowledge of the Sellers" or similar phrases, shall mean the actual knowledge of any of the following persons: David Balint, Dale Bricker and Bill Hughes.

     "Person":  A corporation, an association, a partnership, an organization, a
      ------
business, an individual, a government or political subdivision thereof or a governmental agency.

     "PRIME" means, with respect to any payment to be made pursuant to this
      -----
Agreement, the average (rounded to the nearest 1/16th) of the rate per annum set forth in The Wall Street Journal, from time to time under its "Money Rates"
         --- ---- ------ -------
column as the "Prime Rate".

     "state":  Any state or commonwealth of the United States of America; the
      -----
District of Columbia; the Commonwealth of Puerto Rico; and any other dependency, possession or territory of the United States of America.

     "Subsidiary":  With respect to any Person, any corporation a majority (by
      ----------
number of votes) of the outstanding shares of any class or classes of which shall at the time be owned by such Person or by a Subsidiary of such Person, if the holders of the shares of such class or classes (a) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, even though the right so to vote has been suspended by the happening of such a contingency, or (b) are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the issuer thereof, whether or not the right so to vote exists by reason of the happening of a contingency.

     "Tax":  Any federal, state, local, or foreign income, gross receipts,
      ---
franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, disability, payroll, license, employee, or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

     "Tax Return":  Any return, declaration, report, claim for refund,
      --- ------
information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

                                  Article 13
                                  ------- --

                                  Termination
                                  -----------

     13.1. Termination of Agreement.  The parties may terminate this Agreement
           ----------- -- ---------
as provided below:

           (a) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

           (b) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event either Seller is in material breach, and the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing in the event the Buyer is in material breach, of any covenant contained in this Agreement, in either case only to the extent that such material breach is not cured within thirty (30) days after the date of the applicable notice;

           (c) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing has not occurred on or before May 25, 1997, by reason of the failure to occur of any closing condition under Article 7 (unless the failure results primarily from the Buyer itself breaching any representation, warranty or covenant contained in this Agreement); or

           (d) The Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing has not occurred on or before May 25, 1997, by reason of the failure to occur of any closing condition under Article 8 (unless the failure results primarily from either Seller itself breaching any representation, warranty or covenant contained in this Agreement).

     13.2. Effect of Termination.  If either party terminates this Agreement
           ------ -- -----------
pursuant to Section 13.1, all obligations of the parties hereunder will terminate without liability of any party to the other party (except for any liability of either party for breach of this Agreement prior to such termination); provided that the confidentiality provisions contained in Article 9 and the expense allocation provisions contained in Section 14.2 will survive termination and remain in full force and effect.

                                  Article 14
                                  ------- --

                                    General
                                    -------
     14.1. Survival and Materiality of Representations and Warranties.  The
           -------- --- ----------- -- --------------- --- ----------
representations and warranties of the parties hereto contained in this Agreement or otherwise made in writing in connection with the transactions contemplated hereby (in each case except as affected by the transactions contemplated by this Agreement) shall survive the Closing and the consummation of the transactions contemplated hereby pursuant to the terms of Section 11.3. Such representations and warranties shall expire on the last day (if any) on which a claim for indemnification may be made pursuant to Article 11 for a breach thereof.

     14.2. Expenses.  All transfer and sales taxes payable in connection with
           --------
the sale of the Stock, including any transfer or sale taxes arising in connection with any election that may be made under Section 338(h)(10) of the Code pursuant to Article 4 of the Tax Agreement, shall be borne 50/50 by the Sellers and the Buyer. All expenses of the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, shall be borne by the party incurring such expenses.

     14.3. Notices.  All notices, demands and other communications hereunder
           -------
shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

     If to the Sellers, to:

           ConAgra Refrigerated Foods Companies
           2000 Batavia Avenue
           Geneva, IL 60134
           Attn.:  Controller

     with copies sent contemporaneously to:

           ConAgra, Inc.
           One ConAgra Drive
           Omaha, NE  68102-5001
           Attn.:  Vice President/Controller

           McGrath, North, Mullin & Kratz, P.C.
           Roger W. Wells, Esq.
           Suite 1400, One Central Park Plaza
           222 South Fifteenth Street
           Omaha, NE  68102

     If to the Buyer, to:

           J. Michael May
           AmeriTruck Distribution Corp.
           301 Commerce Street, Suite 1101
           Fort Worth, Texas  76102

     with a copy sent contemporaneously to:

           John R. Utzschneider, Esq.
           Bingham, Dana & Gould LLP
           150 Federal Street
           Boston, Massachusetts 02110

     Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, three (3) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched.

     14.4. Entire Agreement.  This Agreement (including the exhibits and
           ------ ---------
schedules hereto) contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. Without limiting the generality of the foregoing, each of the Sellers and the Buyer acknowledges that no party hereto is making any representation or warranty relating to the subject matter of this Agreement except as expressly set forth in this Agreement.

     14.5. Governing Law.  The validity and construction of this Agreement
           --------- ---
shall be governed and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware.

     14.6. Sections and Section Headings.  The headings of sections and
           -------- --- ------- --------
subsections are for reference only and shall not limit or control the meaning thereof.

     14.7. Assigns.  This Agreement shall be binding upon and inure to the
           -------
benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; provided, however, that nothing
                                           --------  -------
contained in this Section 14.7 shall prevent the Buyer, without the consent of the Sellers, (a) from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer or (b) from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any bank or financing institution providing financing for the acquisition contemplated hereby, but no such transfer or assignment made pursuant to clauses (a) or (b) shall relieve the Buyer of its obligations under this Agreement.

     14.8. Severability.  In the event that any covenant, condition, or other
           ------------
provision herein contained is held to be invalid, void, or illegal by any court of competent jurisdiction, the same shall be deemed to be severable from the remainder of this Agreement and shall in no way affect, impair, or invalidate any other covenant, condition, or other provision contained herein.

     14.9. Further Assurances.  The parties agree to take such reasonable steps
           ------- ----------
and execute such other and further documents as may be necessary or appropriate to cause the terms and conditions contained herein to be carried into effect.

     14.10. No Implied Rights or Remedies.  Except as otherwise expressly
            -- ------- ------ -- --------
provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Sellers and the Buyer any rights or remedies under or by reason of this Agreement.

     14.11. Counterparts.  This Agreement may be executed in multiple
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     14.12. Public Statements or Releases.  Each of the parties hereto agrees
            ------ ---------- -- --------
that prior to the consummation of the Closing no party to this Agreement will make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without first obtaining the consent of the other party hereto. No such public announcement, statement or acknowledgment shall be made, issued or released without the prior consent of the other party or parties hereto. Nothing contained in this Section 14.12 shall prevent either party from making such disclosures as such party may consider necessary to satisfy such party's legal obligations, provided that the disclosing party shall to the extent practicable give prior notice to the non-disclosing party of such legal obligation and an opportunity to review the text of any proposed disclosure.

     14.13. Construction.  The language used in this Agreement will be deemed
            ------------
to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against either party. Without limiting the generality of the foregoing, the language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, strictly neither for nor against any party hereto, and without implying a presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the Person who drafted the same. It is hereby agreed that representatives of both parties have participated in the preparation hereof.

     14.14. Disclosure in Schedules.  For purposes of this Agreement, with
            ---------- -- ---------
respect to any matter that is clearly disclosed in any Section of the Disclosure
Schedule in such a way as to make its relevance to the information called for by another Section of this Agreement readily apparent, such matter shall be deemed to have been included in the Disclosure Schedule in response to such other Section, notwithstanding the omission of any appropriate cross-reference thereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.


                              BUYER:
                              -----

                              AMERITRUCK DISTRIBUTION CORP.



                              By: /s/ Michael L. Lawrence
                                  ----------------------------
                              Title: Chairman


                              MONFORT, INC.



                              By: /s/ Robert H. Burns
                                 -----------------------------
                              Title: Authorized Representative


                              CONAGRA POULTRY COMPANY



                              By: /s/ Robert H. Burns
                                 -----------------------------
                              Title: Authorized Representative